EXHIBIT 99.1

[Letterhead of Brantley Capital Corporation]

Brantley Capital Corporation to Trade Under Symbol BBDCE on NASDAQ Stock Market Pending Filing of Form 10-K and Compliance with NASDAQ Requirements

CONTACT:
Tab Keplinger
(216) 464-8400

CLEVELAND, Ohio —April 22, 2005 — Brantley Capital Corporation (NASDAQ: BBDC) announced today that it has begun trading under the symbol BBDCE effective Thursday, April 21, 2005. The addition of the “E” to the company’s trading symbol indicates that Brantley has not timely filed its Form 10-K for the year ended December 31, 2004, as it has previously announced.

Based on the delay, NASDAQ notified Brantley on April 19, 2005 that the company is not in compliance with the NASDAQ listing requirement regarding the timely filing of periodic reports as set forth in Marketplace Rule 4310(c)(14). Brantley intends to request an exemption from the rule until the date on which the Company files its 2004 Form 10-K.

About Brantley Capital Corporation

Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

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